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EXHIBIT 10.28

UNIONBANCAL CORPORATION MANAGEMENT STOCK PLAN
TERMS AND CONDITIONS APPLICABLE TO
NON-EMPLOYEE DIRECTOR STOCK UNIT AWARDS

        The Executive Compensation and Benefits Committee (the "Committee") of the Board of Directors (the "Board") of UnionBanCal Corporation (the "Company"), pursuant to its authority under the Year 2000 UnionBanCal Corporation Management Stock Plan (the "Plan"), has approved the following Terms and Conditions Applicable to Non-Employee Director Stock Unit Awards (these "Terms and Conditions"), which shall apply to the award of Stock Units to Non-Employee Directors in lieu of certain fees pursuant to deferral elections under the Plan. Capitalized terms used but not otherwise defined herein shall have the meanings attributed thereto in the Plan, the provisions of which are incorporated herein by reference.

        1.    Eligibility.    All Non-Employee Directors are eligible to elect irrevocably to defer all or a portion of their Retainer Fees or Meeting Fees (as defined below), or both, and instead receive Stock Units pursuant to these Terms and Conditions and the Plan. An eligible Director who executes a Non-Employee Director Stock Unit Award Agreement or who has previously deferred fees under the Plan and who continues to have an account balance greater than zero will be considered a "Participant" for purposes of these Terms and Conditions and the Plan.

        2.    Deferral Election.

          (a)    Elections.    A Non-Employee Director may irrevocably elect to defer a portion of his or her annual retainer for services to be rendered on the Board of Directors of the Company and its Subsidiaries, including additional fees paid to committee chairpersons (together, "Retainer Fees"), during the following calendar year in Stock Units by making an election on or before the December 31 preceding such calendar year, in accordance with procedures established by the Committee. A Non-Employee Director may also irrevocably elect to defer a portion of his or her fees for attendance at meetings of the Board of Directors of the Company and its Subsidiaries, and committees thereof (together, "Meeting Fees") during the following calendar year in Stock Units by making an election on or before the December 31 preceding such calendar year, in accordance with procedures established by the Committee. The Committee may permit any Non-Employee Director who first becomes eligible to participate in the Plan on or after the first day of any calendar year to make a Stock Unit deferral election within thirty (30) days following his or her eligibility with respect to Retainer and/or Meeting Fees to be earned for services performed after the date of the election. Under no circumstances may a Non-Employee Director elect to defer fees that have already been earned.

          (b)    Non-Employee Director Stock Unit Award Agreement.    All elections shall be in writing in the form of the Non-Employee Director Stock Unit Award Agreement attached hereto or such other form as provided by the Committee (the "Stock Unit Agreement"). To be effective, the Stock Unit Agreement must be received by the Company's Human Resources Department on or before the deadline specified in Section 2(a) above, and must be signed and dated by the Participant and the Company's Director of Human Resources or his or her designee. The Stock Unit Agreement shall specify the percentage of Retainer Fees and/or Meeting Fees subject to deferral in 5% increments up to a maximum of 100%, and shall specify the time and method of distribution of deferred amounts pursuant to Section 7 below. The Stock Unit Agreement shall incorporate these Terms and Conditions by reference.

        3.    Stock Units; Stock Unit Accounts.

          (a)    Crediting to Stock Unit Accounts.    If a Participant elects to defer a portion of his or her Retainer or Meeting Fees, the Company shall, as of the last day of the month in which such fees otherwise would have been paid, credit to an account in the name of the Participant (the "Stock Unit Account") a number of Stock Units determined by dividing the applicable deferred portion of the Participant's fees by the Fair Market Value of a share of Common Stock on such date. If the

  Participant has entered into more than one Stock Unit Agreement and they specify different times or methods of distribution pursuant to Section 7(b), the Company shall establish, within such Participant's Stock Unit Account, such subaccounts as are necessary or convenient (the "Distribution Subaccounts") to account separately for deferrals, including dividend equivalents credited pursuant to Section 6 below, which are subject to different distribution elections.

          (b)    Statements.    The Company shall submit to each Participant, within one hundred twenty (120) days after the close of each calendar year, a statement in such form as the Committee or its delegate deems desirable setting forth the balance of each Participant's Stock Unit Account.

        4.    Vesting of Stock Units.    Stock Units credited to a Participant's Stock Unit Account with respect to deferred Retainer Fees and/or Meeting Fees shall be fully vested at all times. Units representing dividend equivalents credited pursuant to Section 6 below shall also be fully vested at all times.

        5.    Limitations on Rights Associated with Stock Units.    A Participant's Stock Unit Account shall be a memorandum account on the books of the Company. The Stock Units credited to a Participant's Stock Unit Account shall be used solely as a device for the determination of the number of shares of Common Stock to be distributed eventually to the Participant under the Plan pursuant to Section 7. The Stock Units shall not be treated as property or as a trust fund of any kind. No Participant shall be entitled to any voting or other stockholder rights with respect to Stock Units granted or credited under the Plan. The number of Stock Units credited (and the Common Stock to which the Participant is entitled upon distribution under the Plan) shall be subject to adjustment in accordance with Section 8 hereof and Section 3(b) of the Plan. The Stock Unit Agreement and these Terms and Conditions shall create only a contractual obligation on the part of the Company as to such amounts and shall not be construed as creating a trust. The Plan, in and of itself, has no assets. A Participant shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and rights no greater than the right to receive the Common Stock (or equivalent value) as a general unsecured creditor.

        6.    Dividend Equivalent Credits to Stock Unit Account.    As of each date on which dividends are paid with respect to the Common Stock, a Participant's Stock Unit Account shall be credited with additional Stock Units in an amount equal to (i) the amount of the dividends paid on that number of shares of Common Stock equal to the aggregate number of Stock Units allocated to the Participant's Stock Unit Account as of that date divided by (ii) the Fair Market Value of a share of Common Stock as of such date.

        7.    Distribution of Stock.

          (a)    Time and Method of Distribution.    A Participant shall be entitled to receive a distribution of whole shares of Common Stock equal to the number of Stock Units allocated to his or her Stock Unit Account, including dividend equivalents credited pursuant to Section 6, in accordance with the Participant's election made pursuant to the Participant's Stock Unit Agreement. Any fractional share of Common Stock shall be distributed in cash.

          (b)    Time of Distribution.    Each Participant shall elect on the Stock Unit Agreement the date as of which the distribution shall be made or commence (the "Payment Date"), which shall be either:

            (i)    the Participant's termination of service for any reason as a member of the Board of Directors of the Company and its Subsidiaries, or

            (ii)   January 31 of any year subsequent to the year in which the Retainer and/or Meeting Fees would have been paid absent the deferral election, provided that the deferral period must be at least 36 months.

          A Participant may not change the election of a Payment Date with respect to any Retainer and/or Meeting Fees deferred under Section 2(a). Unless otherwise permitted by the Committee in accordance with the requirements of Section 409A of the Code, such election shall be irrevocable.

          (c)    Method of Distribution.    Each Stock Unit Agreement shall specify the method in which the distribution shall be made, as elected by the Participant, which shall be either:

            (i)    in a single lump sum on the Payment Date or as soon as the Company determines is administratively feasible (but not more than 90 days) thereafter,

            (ii)   in four substantially equal annual installments, commencing on the Payment Date or as soon as the Company determines is administratively feasible (but not more than 90 days) thereafter, or

            (iii)  in ten substantially equal annual installments, commencing on the Payment Date or as soon as the Company determines is administratively feasible (but not more than 90 days) thereafter.

          A Participant may not change the method of any distribution election with respect to any Retainer Fees and/or Meeting Fees deferred under Section 2(a). Unless otherwise permitted by the Committee in accordance with the requirements of Section 409A of the Code, such election shall be irrevocable.

          (d)    Effect of Death, Disability or Change in Control.    Notwithstanding Sections 7(a), (b) or (c) hereof, if a Participant dies or becomes disabled (within the meaning of Section 22(e)(3) of the Code), or if a Change in Control (as defined below) occurs, the Participant's Stock Unit Account to the extent then credited shall be distributed as soon as the Company determines is administratively practicable (but not more than 90 days) thereafter, in a lump sum. Notwithstanding the foregoing, the distribution of a Participant's Stock Unit Account shall not be accelerated upon a Change in Control unless the Change in Control satisfies the applicable requirements for a distribution in compliance with Section 409A(a)(2) of the Code.

          (e)    Change in Control.    For purposes of these Terms and Conditions, a "Change in Control" of the Company shall be deemed to have occurred upon the happening of any of the following events: consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets or stock of the Company or the acquisition of the assets or stock of another entity ("Business Combination"); excluding, however, such a Business Combination pursuant to which a Permitted Holder (a) will beneficially own, directly or indirectly, 30% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (together, the "Company Stock"), as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries), and (b) no individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, has a greater beneficial interest, directly or indirectly, in the Company Stock than a Permitted Holder. For purposes of this definition, "Permitted Holder" shall mean (i) The Bank of Tokyo-Mitsubishi UFJ, Ltd. or any successor thereto ("BTMU"), (ii) an employee benefit plan of BTMU or (iii) a corporation controlled by BTMU.

          (f)    Form of Distribution.    Stock Units credited to a Participant's Stock Unit Account shall be distributed in an equivalent whole number of shares of the Company's Common Stock. Fractions of shares shall be paid in cash in connection with any distribution.

          (g)    Section 409A.    These Terms and Conditions and the Stock Unit Agreements are intended to comply with the requirements of Section 409A of the Code and shall be interpreted in accordance therewith.

        8.    Adjustments in Case of Corporate Transactions.    If there should be any change in the Company's Common Stock through merger, consolidation, reorganization, recapitalization, reincorporation, stock split, stock dividend (in excess of 2 percent) or other change in the corporate structure of the Company, the Board and the Committee shall make appropriate adjustments in order to preserve but not to duplicate or otherwise increase the benefit to the Participant (taking into account any dividend equivalents credited pursuant to Section 6), including adjustments in the number of Stock Units credited to a Participant's Stock Unit Account. Any adjustment made pursuant to this Section 8 as a consequence of a change in the corporate structure of the Company shall not entitle the Participant to receive a number of shares of Common Stock of the Company or shares of stock of any successor company greater than the number of shares the Participant would receive if, prior to such change, the Participant had actually held a number of shares of Common Stock equal to the number of Stock Units then credited to his or her Stock Unit Account.

        9.    Company's Right to Withhold.    The Company shall satisfy any income tax withholding obligation arising upon distribution of a Participant's Stock Unit Account by reducing the number of shares of Common Stock otherwise deliverable to the Participant. The appropriate number of shares required to satisfy any such tax withholding obligation in the case of Stock Units will be based on the Fair Market Value of a share of Common Stock on the business day prior to the date of distribution. If the Company, for any reason, cannot satisfy the withholding obligation in accordance with the preceding sentence, the Participant shall pay or provide for payment in cash of the amount of any taxes which the Company may be required to withhold with respect to the benefits hereunder.

        10.    Limitation on Eligible Directors.    Participation in the Plan shall not give any person the right to continue to serve as a member of the Board or any rights or interests other than as herein provided.

        11.    Beneficiaries.

          (a)    Beneficiary Designation.    Upon forms provided by and subject to conditions imposed by the Committee, each Participant may designate in writing the Beneficiary or Beneficiaries (as defined in Section 11(b)) whom such Participant desires to receive any amounts payable under the Plan after his or her death. A Beneficiary designation must be signed and dated by the Participant and delivered to the Committee to become effective. The Company and the Committee may rely on the Participant's designation of a Beneficiary or Beneficiaries last filed in accordance with these Terms and Conditions and the Plan.

          (b)    Definition of Beneficiary.    A Participant's "Beneficiary" or "Beneficiaries" shall be the person(s) (including the trust(s)) designated in writing by the Participant to receive his or her benefits under the Plan if the Participant dies before receiving all of his or her benefits. In the absence of a valid or effective Beneficiary designation, the Participant's surviving spouse shall be the Beneficiary or if there is none, the Beneficiary shall be the Participant's estate.

        12.    Mandatory Arbitration.    Any dispute arising out of or relating to a Stock Unit Agreement, including its meaning or interpretation, shall be resolved solely by arbitration before an arbitrator selected in accordance with the rules of the American Arbitration Association. The location for the arbitration shall be in San Francisco, Los Angeles, San Diego, Portland, Seattle, and New York City, as selected by Company in good faith. Judgment on the award rendered may be entered in any court having jurisdiction. The party the arbitrator determines is the prevailing party shall be entitled to have the other part pay the expenses of the prevailing party, and in this regard the arbitrator shall have the power to award recovery to such prevailing party of all costs and fees (including attorneys fees and a reasonable allocation for the costs of the Company's in-house counsel), administrative fees, arbitrator's fees and court costs, all as determined by the arbitrator. Absent such award of the arbitrator, each party shall pay an equal share of the arbitrator's fees. All statutes of limitation which would otherwise be applicable shall apply to any arbitration proceeding under this paragraph. The provisions of this paragraph are intended to be exclusive for all purposes and applicable to any and all disputes arising out of or relating to a Stock Unit Agreement. The arbitrator who hears and decides any dispute shall have jurisdiction and authority only to award compensatory damages to make whole a person or entity sustaining foreseeable economic damages, and, shall not have jurisdiction and authority to make any other award of any type, including without limitation, punitive damages, unforeseeable economic damages, damages for pain, suffering or emotional distress, or any other kind or form of damages. The remedy, if any, awarded by the arbitrator shall be the sole and exclusive remedy for any dispute which is subject to arbitration under this paragraph.

        13.    Other Provisions.

          (a)    Administration.    The Committee shall have the sole authority, in its discretion, to adopt, amend and rescind such rules and regulations as it deems advisable in the administration of the Stock Unit awards, to construe and interpret these Terms and Conditions, the rules and regulations, and Stock Unit Agreements, and to make all other determinations and interpretations with respect to the Stock Unit awards. All decisions, determinations and interpretations of the Committee shall be final, binding and conclusive on all persons. Committee members who are Participants shall abstain from voting on any Plan matters that would cause them to be in constructive receipt of amounts credited to their Stock Unit Accounts. The Committee may delegate its responsibilities as it sees fit.

          (b)    Notices.    Any notices to be given under these Terms and Conditions or a Stock Unit Agreement shall be in writing and addressed to the Company at its principal executive office, to the attention of the head of Company's Human Resources Corporate Benefits Department and to the Participant at the address given beneath the Participant's signature on the Stock Unit Agreement or to his or her last address of record in the records of the Company.

          (c)    Amendments.    The Committee shall have the right to amend these Terms and Conditions in whole or in part from time to time; provided, however, that no such amendment shall adversely affect the amount of outstanding Stock Units credited to a Participant's Stock Unit Account prior to the effective date of such amendment without the Participant's written consent.

          (d)    Governing Law; Attorneys' Fees; Severability.    The validity of the Plan, these Terms and Conditions, the Stock Unit Agreement and any provisions thereof, shall be construed, administered, and governed in all respects under and by the laws of the State of California to the extent not preempted by the federal laws of the United States of America. In the event of any arbitration proceedings, actions at law or suits in equity in relation to the Plan, these Terms and Conditions or the Stock Unit Agreement, the prevailing party in such proceeding, action or suit shall receive from the losing party its attorneys' fees and all other costs and expenses of such proceeding, action or suit. If any provisions of the Plan, these Terms and Conditions or the Stock Unit Agreement shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions thereof shall continue to be fully effective.

          (e)    Compliance with Laws.    The Plan, these Terms and Conditions, the Stock Unit Agreement and the offer, issuance, and delivery of shares of Common Stock through the deferral of compensation under the Plan and these Terms and Conditions are subject to compliance with all applicable federal and state laws, rules, and regulations (including but not limited to state and federal securities law) and to such approvals by any listing, agency, or regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan and these Terms and Conditions shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable securities laws and other legal requirements.

          (f)    Restrictions on Transfer.    Neither the Stock Units, nor any interest therein, nor amount payable or Common Stock deliverable in respect thereof, may be sold, assigned, transferred, pledged, or otherwise disposed of, alienated, or encumbered, either voluntarily or involuntarily, other than by will or the laws of descent and distribution, and in the event thereof, the Committee at its election may terminate a Stock Unit Award. This restriction on transfer shall not be deemed to prohibit, to the extent permitted by the Committee, transfers to a trust or otherwise without consideration for estate and financial planning purposes. Common Stock issued upon payment of a Stock Unit Account shall be subject to such restrictions on transfer as may be necessary or advisable, in the opinion of legal counsel to the Company, to assure compliance with applicable securities laws.

          (g)    Successors.    These Terms and Conditions shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns. Where the context permits, "Participant" as used in these Terms and Conditions shall include Participant's executor, administrator, trustee or other legal representative or the person or persons to whom Participant's rights pass by will or the applicable laws of descent and distribution. Nothing contained in the Plan, these Terms and Conditions or the Stock Unit Agreement shall be interpreted as imposing any liability on the Company or the Committee in favor of any Participant or transferee of Stock Units with respect to any loss, cost or expense which such Participant or transferee may incur in connection with, or arising out of any transaction involving any Stock Units granted hereunder.

          (h)    Integration.    By signing the Stock Unit Agreement, the Participant agrees that the terms of the Plan, these Terms and Conditions and the Stock Unit Agreement are intended by the Company and Participant to be the final expression of their contract with respect to the Stock Units and other amounts received hereunder and may not be contradicted by evidence of any prior or contemporaneous agreement, and shall constitute the complete and exclusive statement of their terms, and that no extrinsic evidence whatsoever may be introduced in any arbitration, judicial, administrative or other legal proceeding involving the Plan, these Terms and Conditions or the Stock Unit Agreement. Accordingly, the Plan, these Terms and Conditions and the Stock Unit Agreement contain the entire understanding between the parties and supersede all prior oral, written and implied agreements, understandings, commitments and practices among the parties. In the event of any conflict among the provisions of the Plan, these Terms and Conditions and the Stock Unit Agreement, the Plan shall prevail. The Company and Participant shall have the right to amend the Stock Unit Agreement in writing as they mutually agree.

          (i)    Waivers.    Any failure to enforce any provisions of the Plan, these Terms and Conditions or the Stock Unit Agreement by the Company or Participant shall not be deemed a waiver of that provision, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

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  EXHIBIT 10.28
UNIONBANCAL CORPORATION MANAGEMENT STOCK PLAN TERMS AND CONDITIONS APPLICABLE TO NON-EMPLOYEE DIRECTOR STOCK UNIT AWARDS